Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the Hot Topic, Inc. 2012 Equity Incentive Plan of our reports dated March 21, 2012 with respect to the consolidated financial statements and schedule of Hot Topic, Inc. and the effectiveness of internal control over financial reporting of Hot Topic, Inc. included in its Annual Report (Form 10-K) for the year ended January 28, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG, LLP

Los Angeles, California

June 5, 2012